agilon health Names Karen McLoughlin to its Board of Directors

LONG BEACH, Calif. – July 12, 2021 – agilon health, inc. (NYSE: AGL), the company transforming health care for seniors by empowering primary-care physicians to focus on the entire health of their patients, has named Karen McLoughlin to its board of directors. McLoughlin is the former chief financial officer of Cognizant Technology Solutions, a Fortune 200 company and leading provider of information technology, business process and consulting services.

During her 17 years at Cognizant, McLoughlin helped lead financial operations and transformation initiatives as the company grew from approximately $365 million in revenue to almost $17 billion in revenue. McLoughlin served as CFO from 2012 to 2020 and oversaw the company’s global finance and accounting functions including controllership, financial planning and analysis, internal audit, investor relations, tax and treasury functions as well as corporate development, real estate, procurement and risk management.

“Karen’s deep expertise across financial operations, digital transformation and strategy will be an invaluable resource to agilon health,” said Ron Williams, board chairman. “We are delighted to welcome Karen to agilon’s board.”

Prior to Cognizant, McLoughlin spent more than 9 years in various financial leadership roles, with Spherion (SFN Corp. which was acquired by Randstad in 2011) and Ryder System, Inc. Prior to joining Ryder, she spent six years in the South Florida practice of Price Waterhouse (now PricewaterhouseCoopers). She currently serves on the board of directors of Best Buy. McLoughlin is a graduate of Wellesley College and holds an MBA from Columbia University.

“I’m confident Karen will play a key role in helping us scale, enhance our platform, and achieve our mission of being the trusted, long-term partner of community-based physicians,” said Steve Sell, agilon health’s chief executive officer and director.

About agilon health

agilon health is transforming health care for seniors by empowering primary-care physicians to focus on the entire health of their patients. Through our partnerships and our platform, agilon is leading the nation in creating the system we need – one built on the value of care, not the volume of fees. We honor the independence of local physicians and serve as their partners so they can be the doctors they trained to be. agilon provides the capital, data, payor relationships, executive experience and contract support that allow physician groups to take on the risk of total care for their most vulnerable patients. The result: healthier communities, and doctors who can devote the right amount of time with the patients who need it most. With rapidly growing appeal, agilon is scaled to grow and is here to help our nation’s best independent physician groups have a sustained, thriving future. Together, we are reinventing primary care.

Contacts

Investor Contact

Matthew Gillmor

VP of Investor Relations

investor.relations@agilonhealth.com

Source: agilon health

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